Exhibit 5.1

August 4, 2010

Board of Directors

HSN, Inc.

1 HSN Drive

St. Petersburg, Florida 33729

Ladies and Gentlemen:

The undersigned is the Executive Vice President, General Counsel and Secretary of HSN, Inc., a Delaware corporation (the “Company”). This opinion is being delivered to you in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission relating to the registration of 750,000 shares of the Company’s common stock, $0.01 per share (the “Shares”), which may be issued from time to time under the Company’s Employee Stock Purchase Plan (the “ESPP”).

In connection with the opinions expressed below, I, together with competent members of my legal staff under my direct supervision, have:

(i)	examined originals, or copies, certified or otherwise identified to my satisfaction, of such corporate records, documents and instruments as I have deemed necessary or appropriate to enable me to express an informed opinion with respect to the matters covered hereby; and

(ii)	assumed the genuineness of all signatures or instruments relied upon by me, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

Based on the forgoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that if, as and when the Shares are issued and sold pursuant to the provisions of the ESPP (and proper and sufficient consideration therefor received and appropriate stock certificates therefore executed and delivered), the Shares will be validly issued, fully paid and nonassessable.

Board of Directors

August 4, 2010

This opinion letter is based as to matters of laws solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. I assume no obligation to revise or supplement the opinion should the present laws, or the interpretation thereof, be changed in respect to any circumstances or events that occur subsequent to the date hereof.

I hereby consent to the use of my name as legal counsel who has passed on the legality of the Shares, as well as the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Gregory J. Henchel
Gregory J. Henchel Executive Vice President and General Counsel